UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ARDEA BIOSCIENCES, INC.
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Filed by Ardea Biosciences, Inc.

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Ardea Biosciences, Inc.

Commission File No. 001-33734

On May 7, 2012, Ardea Biosciences, Inc. (the “Company”) issued a press release regarding the Company’s financial results for the first quarter of fiscal 2012. The following is a copy of the press release.

Ardea Biosciences Announces First Quarter 2012 Financial Results

SAN DIEGO, May 7, 2012 — Ardea Biosciences, Inc. (Nasdaq: RDEA), a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases, today announced first quarter 2012 financial results.

On April 22, 2012, AstraZeneca and Ardea Biosciences announced that they had entered into a definitive merger agreement pursuant to which AstraZeneca will acquire Ardea for $32 per share in cash for a total transaction value of approximately $1.26 billion.

First Quarter 2012 Financial Results

As of March 31, 2012, we had $212.9 million in cash, cash equivalents and short-term investments and $2.0 million in receivables, compared to $96.0 million in cash, cash equivalents and short-term investments and $1.4 million in receivables as of December 31, 2011.

The net increase in cash, cash equivalents, short-term investments and receivables in 2012 was due primarily to our February 2012 public offering of common stock, which resulted in net proceeds to us of $157.3 million. This increase was partially offset by the use of cash to fund our clinical-stage programs, personnel costs and for other general corporate purposes during the first quarter of 2012.

Revenues totaled $1.5 million and $1.8 million for the three months ended March 31, 2012 and 2011, respectively. The decrease in revenues in 2012 as compared to 2011 was primarily due to a decrease in reimbursable research and development costs related to BAY86-9766 (RDEA119), which are reimbursed under the terms of our global license agreement with Bayer HealthCare.

For the three months ended March 31, 2012, total operating expenses increased to $42.5 million from $17.0 million for the same period in 2011. Total operating expenses for the three months ended March 31, 2012 included non-cash, stock-based compensation charges of $3.1 million, or $0.09 per share, compared to $2.4 million, or $0.09 per share, for the same period in 2011. The increase in total operating expenses for the three months ended March 31, 2012, compared to the same period in 2011, was primarily a result of an increase in development expenses due to the progression of lesinurad in Phase 3 clinical studies and costs associated with a Phase 1 study for our next-generation product candidate for the chronic treatment of gout, RDEA3170, as well as an increase in consulting and professional outside services and personnel and related costs to support these increased development activities.

Net loss for the three months ended March 31, 2012 was $40.9 million, or $1.25 per share, compared to a net loss for the same period in 2011 of $15.2 million, or $0.59 per share. The increase in net loss for the three months ended March 31, 2012 was due primarily to the operating expense fluctuations described above. The increase in net loss per share for the three months ended March 31, 2012 compared to the same period in 2011 was mainly due to the increase in net loss noted above, partially offset by an increase in weighted-average shares outstanding in 2012 as a result of our February 2011 and 2012 public offerings of common stock.

ARDEA BIOSCIENCES, INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31, (Unaudited)
	2012	2011
Revenues:
License fees	$1,077	$1,077
Sponsored research	73	90
Reimbursable research and development costs	326	603

Total revenues	1,476	1,770

Operating expenses:
Research and development	36,803	12,715
General and administrative	5,686	4,249

Total operating expenses*	42,489	16,964

Loss from operations	(41,013)	(15,194)

Other income (expense):
Interest income	100	107
Interest expense	(10)	(134)
Other income, net	1	3

Total other income (expense)	91	(24)

Net loss	$(40,922)	$(15,218)

Basic and diluted net loss per share	$(1.25)	$(0.59)

Shares used in computing basic and diluted net loss per share	32,837	25,782

*	Includes $3.1 million in non-cash, stock-based compensation expense for the three months ended March 31, 2012, as compared to $2.4 million for the same period in 2011.

Condensed Consolidated Balance Sheet Data

(in thousands)

	March 31, 2012 (unaudited)	December 31, 2011

Cash, cash equivalents and short-term investments	$212,939	$95,996
Total assets	$225,968	$104,229
Total stockholders’ equity	$202,456	$82,247

About Ardea

Ardea is a biotechnology company based in San Diego, California, focused on the development of small-molecule therapeutics for the treatment of serious diseases. Ardea’s most advanced clinical-stage product candidates include lesinurad, formerly known as RDEA594, a selective, oral URAT1 transporter inhibitor for the chronic management of hyperuricemia in patients with gout and BAY 86-9766, formerly known as RDEA119, a specific inhibitor of mitogen-activated ERK kinase (MEK) for the treatment of cancer which is being developed under a global license agreement with Bayer HealthCare. For more information please visit: www.ardeabio.com

Forward-Looking Statements

Statements contained in this communication regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the timing and anticipated completion of the proposed merger, the benefits and synergies expected to result from the proposed merger, the anticipated customer base for Ardea following the completion of the proposed merger, Ardea’s plans and goals, the expected properties and benefits of lesinurad, BAY 86-9766 (RDEA119), RDEA3170 and Ardea’s other compounds and the timing and results of Ardea’s preclinical, clinical and other studies, and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Ardea and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include any difficulties associated with integrating Ardea’s drug development programs into AstraZeneca’s operations, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed merger, unexpected costs, charges or expenses resulting from the proposed merger, litigation or adverse judgments relating to the proposed merger, risks relating to the consummation of the contemplated merger, including the risk that the required stockholder approval might not be obtained in a timely manner or at all or that other closing conditions will not be satisfied, any difficulties associated with requests or directions from governmental authorities resulting from their reviews of the transaction, and any changes in general economic and/or industry-specific conditions, risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with Ardea’s drug discovery and development programs, and risks related to the outcome of Ardea’s business development activities, including collaboration or license agreements. Certain of these and other risks and uncertainties are described more fully in Ardea’s most recently filed SEC documents, including Ardea’s Annual Report on Form 10-K and Ardea’s Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this communication speak only as of the date on which they were made. Ardea undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Additional Information and Where to Find It

In connection with the proposed merger described in this communication (the “Merger”), a proxy statement of Ardea and other materials will be filed with the SEC. COMPANY INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ARDEA AND THE PROPOSED MERGER. Investors will be able to obtain copies of the proxy statement (when available) and other relevant documents filed with the SEC for free from the SEC’s website at http://www.sec.gov or from Ardea’s website at http://www.ardeabio.com. Stockholders will also be able to obtain copies of the proxy statement and other documents related to the Merger (when available) for free by written request to Ardea Biosciences, Inc., c/o Corporate Secretary, 4939 Directors Place, San Diego, California 92121.

Participants in Solicitation

Ardea and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed Merger. Information about the executive officers and directors of Ardea and their ownership of Ardea’s common stock is set forth in the proxy statement for Ardea’s 2012 Annual Meeting of Stockholders filed with the SEC on April 10, 2012. Certain directors and executive officers of Ardea may have direct or indirect interests in the Merger due to securities holdings, pre-existing or future indemnification arrangements, vesting of options or other securities or rights to severance payments if their employment is terminated following the Merger. Additional information regarding Ardea and the interests of its executive officers and directors in the Merger will be contained in the proxy statement regarding the Merger that will be filed by Ardea with the SEC.

Contact:	John Beck Ardea Biosciences, Inc. (858) 652-6523

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